Exhibit 10.2

COOPERATION AGREEMENT

THIS COOPERATION AGREEMENT (this “Agreement”), dated as of December 2, 2019 (the “Effective Date”), is made by and between Zomedica Pharmaceuticals Corp. (the “Company”) and Gerald L. Solensky Jr. (“Executive”) (collectively, the “Parties” and each, a “Party”).

WHEREAS, the Parties entered into a Separation Agreement of even date (the “Separation Agreement”),

WHEREAS, the Company’s Board of Directors (the “Board”) may from time to time hereafter call a meeting of stockholders, whether special or annual (any such meeting, together with any adjournments, postponements or continuations thereof, a “Meeting”).

WHEREAS, the Parties wish to enter into this Agreement to address certain matters, including in connection with the Executive’s ownership of common shares of the Company (the “common shares”) and the voting of common shares at Meetings, in accordance with the terms of this Agreement.

NOW, THEREFORE, in consideration of the covenants and agreements set forth in this Agreement, and for other good and valuable consideration the receipt and sufficiency of which are acknowledged, and intending to be legally bound, the Parties agree as follows:

1.	Beneficial Ownership. Executive hereby represents and warrants to the Company that as of the date hereof (i) he beneficially owns, or exercises control or direction over, the number of common shares set forth on Schedule 1, (ii) except as disclosed in such Schedule 1, and except for the Excluded Shares (as defined below), Executive does not have beneficial ownership of, or exercise control or direction over, any common shares or other securities of the Company, and (iii) other than this Agreement and in the case of the Excluded Shares, he is not a party to any agreement, arrangement or understanding with any other person or entity in connection with the holding, voting or disposition of common shares. The “Excluded Shares” means of the 12,000,000 common shares, which Executive is currently in discussions with Equidebt LLC (“Equidebt”) to sell to Equidebt or an Affiliate thereof, those that are actually sold to Equidebt or its Affiliates.

2.	Restrictions on Transfer. Notwithstanding anything to the contrary in the Agreement, Executive shall not, during the Term (as hereinafter defined), directly or indirectly, sell, transfer, pledge, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, transfer the economic risk of ownership of, or otherwise dispose of (each, a “Transfer” and related terms such as “Transferred” shall have similar meanings) any securities of the Company (other than the Excluded Shares) except:

(i)	to the Company;

(ii)	in response to a bona fide public tender offer or exchange offer subject to Regulation 14D or Rule 13e-3 of the rules promulgated under the Exchange Act by the United States Securities and Exchange Commission, for cash or other consideration, which is made by or on behalf of the Company;

(iii)	in connection with an Extraordinary Transaction (as hereinafter defined) involving the Company that has been approved by the Board;

(iv)	to an Affiliate (as hereinafter defined) of Executive in one or more transactions, so long as prior to or concurrent with any such Transfer such Affiliate agrees in writing to be bound by the terms of this Agreement, and the Company is notified in advance and received a copy of such agreement;

(v)	in connection with the pledge of any common shares to Equidebt or any Affiliate thereof, or any foreclosure thereon or otherwise in respect of any settlement thereof; or

(vi)	in accordance with the provisions of Section 3.

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3.	Third Party Sales.

(i)	During the term of this Agreement, if Executive wishes to Transfer, in the aggregate, in one transaction or a series of related transactions, more than 1% of the then issued and outstanding common shares (other than a proposed sale to a person that is permitted under Section 2) (“Proposed Private Sale”) then:

(a)	prior to conducting any marketing efforts to Transfer such common shares, Executive shall give written notice to Company of the Proposed Private Sale (the "Proposed Private Sale Notice"), which Proposed Private Sale Notice shall contain the total number of common shares proposed to be sold pursuant to the Proposed Private Sale, and the proposed purchase price, which must be payable in cash in United States dollars;

(b)	Company shall have the right to name, by notice in writing to Executive (the "Purchaser Notice") within ten (10) Business Days following delivery of the Proposed Private Sale Notice (the "Proposed Private Sale Period"), one or more purchasers (each, a "Private Sale Purchaser") who are capable of closing, and willing to close, the Proposed Private Sale within thirty calendar days after the delivery of the Purchaser Notice by Company; provided that if the Transfer pursuant to the Proposed Private Sale Purchaser pursuant to the Purchaser Notice constitutes a “take-over bid” under applicable Canadian securities laws, the proposed Transfer as described in the Purchaser Notice must be an exempt take-over bid as provided in Part 4 of National Instrument 62-104 of the Canadian Securities Administrators (“NI 62-104”) otherwise the Proposed Private Sale Notice shall be ineffective;

(c)	Executive shall in good faith negotiate with one or more of the Private Sale Purchasers the transaction terms for the Proposed Private Sale as soon as reasonably practicable following delivery of the Purchaser Notice by Company; and

(d)	in the event that a Purchaser Notice is delivered by Executive, and Executive and one or more Private Sale Purchasers agree on terms of sale pursuant to Section 3(i)(c), Executive shall be required to complete the Proposed Private Sale with the Private Sale Purchaser(s).

(ii)	In the event that Company fails to identify a Private Sale Purchaser within the Proposed Private Sale Period, or Executive, acting reasonably, is unable to agree to transaction terms with the Private Sale Purchaser within thirty calendar days of receipt of the Purchaser Notice, then Executive may Transfer the common shares that were the subject of the applicable Proposed Private Sale Notice for a price and other terms that are not more favourable to the purchaser than as provided in the Proposed Private Sale Notice, provided that if Executive does not complete the Proposed Private Sale within sixty days of the date of the Proposed Private Sale Notice, the provisions of Sections 2 and 3 shall again apply to the subject common shares.

4.	Voting. Executive shall: (i) vote all common shares he beneficially owns, or exercises control or direction over, from time to time, at each Meeting in favor of matters proposed by the Board of Directors, including (w) where directors are proposed to be elected, in support of Company’s nominees to the Board of Directors; (x) any offerings of treasury securities proposed by Company, whether by way of private placement or public offering; (y) any approval, ratification or confirmation of any security based compensation arrangement proposed by Company that is in accordance with TSX Venture Exchange requirements; and (z) other matters proposed for stockholder approval by the Board of Directors at Meetings (collectively, “Approval Matters”); and (ii) on the date of each Meeting, (x) attend the Meeting in person or by proxy such that all common shares beneficially owned, or over which control or direction is exercised by, Executive, from time to time, are represented at the Meeting, and (y) at the Meeting, vote such common shares in person or by proxy in favor of the Approval Matters, and in favor of procedural actions or matters related to giving effect to Approval Matters (but in no event in contravention of such matter).

In respect of any Meeting, Executive will promptly, upon request by Company, provide Company with either: (i) evidence that he has already submitted a proxy or voting instructions in accordance with this Section 4; or (ii) an executed proxy or the information necessary to enable Company to complete voting instructions on behalf of Executive. Executive shall also, if requested by Company, promptly execute a written consent proposed by Company in favor of the Approval Matters.

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5.	Other Activities. During the Term, the Executive shall not (except as permitted under Section 6 below):

(i)	engage in any solicitation of proxies or consents or become a “participant” in a “solicitation” (as such terms are defined in Regulation 14A under the Exchange Act) of proxies or consents (including, without limitation, any solicitation of consents that seeks to call or requisition a Meeting of stockholders), in each case, with respect to securities of the Company;

(ii)	form, join or in any way participate in any “group” (within the meaning of Section 13(d)(3) of the Exchange Act), or act “jointly or in concert” with other persons, as defined in NI 62-104, with respect to the common shares of the Company;

(iii)	deposit any common shares of the Company in any voting trust or subject any common shares to any arrangement or agreement with respect to the voting of any common shares, other than any such voting trust, arrangement or agreement in accordance with this Agreement;

(iv)	seek or submit, or knowingly encourage any person or entity, to seek or submit nomination(s) in furtherance of a contested solicitation for the appointment, election or removal of directors with respect to the Company or seek, knowingly encourage or take any other action with respect to the election or removal of any directors;

(v)	(A) make any proposal for consideration by stockholders at any annual or special Meeting of stockholders of the Company, (B) make any offer or proposal (with or without conditions) with respect to any merger, acquisition, recapitalization, restructuring, disposition or other business combination involving the Company (an “Extraordinary Transaction”), (C) affirmatively solicit a third party to make an offer or proposal (with or without conditions) with respect to any Extraordinary Transaction, or publicly encourage, or support any third party in making such an offer or proposal, or (D) publicly comment on any third party proposal regarding any Extraordinary Transaction with respect to the Company by such third party prior to such proposal becoming public; provided that the foregoing shall not restrict Executive from tendering common shares, receiving payment for common shares or otherwise participating in any such Extraordinary Transaction that has been approved by the Board;

(vi)	except as permitted by this Agreement, seek, alone or in concert with others, representation on the Board;

(vii)	advise, knowingly encourage, support or knowingly influence any person or entity with respect to the voting or disposition of any securities of the Company at any Meeting of stockholders; or

(viii)	make any request or submit any proposal to amend the terms of this Agreement other than through non-public communications with the Company that would not be reasonably determined to trigger public disclosure obligations for any Party.

6.	RESERVED.

7.	Regulatory Reporting.

(i)	Each Party shall cooperate (including, without limitation, providing the other Parties with not less than 24 hours prior notice, unless a shorter time is reasonably required by the circumstances) in connection with any regulatory filing that may be required to be made in connection with the matters contemplated by this agreement, including, without limitation, any filing made pursuant to Regulation 13D and Regulation 14A under the Exchange Act, or required filings under applicable Canadian securities laws.

(ii)	Executive will be responsible for the filing any Schedule 13D or Schedule 13G that may be required of him.

(iii)	Each of the Parties agrees that it shall be responsible for the completeness and accuracy of the information concerning it and its Affiliates contained in any filing hereafter made pursuant to Section 13(d), Section 14(a) or Section 16 of the Exchange Act, or any comparable filings required under Canadian securities laws, and hereby agrees to indemnify the other Party, from and against any losses, damages, costs, expenses (including, without limitation, any reasonable and documented attorneys’ fees), fines, penalties, disbursements and amounts paid in settlement arising out of any failure with respect to the completeness or accuracy of such information. For the sake of clarity, it is understood and agreed that Equidebt and its Affiliates (including Wickfield Capital) are not Affiliates of Executive.

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8.	Termination. This Agreement shall remain in effect until the earlier of: (a) 11:59 p.m. (New York time) on the day of completion of the second annual Meeting from and after the Effective Date (the “Term”); (b) Executive ceasing to beneficially own, or exercise control or direction over, at least 10% of the outstanding common shares of Company; and (c) the date of termination by the mutual written agreement of the Parties; provided, if the Company fails to perform any obligations set forth in the Separation Agreement, including the failure to make any payments thereunder as and when due after any applicable notice and cure period, in accordance with the terms of the Separation Agreement, this Agreement shall automatically terminate and be void, ab initio. Sections 7(iii) and 8 - 13 shall survive any termination of this Agreement.

9.	Relationship of the Parties. Nothing in this Agreement shall be construed as creating among the Parties any joint venture, partnership, association or other entity for any purpose (including, without limitation, for U.S. or Canadian income tax purposes) or any agency relationship, nor shall any Party, except as expressly set forth in this Agreement, (i) have the right, power or authority to create any obligation or duty, express or implied, on behalf of any other Party or (ii) have any fiduciary or other duties to any other Party. Each Party agrees that it does not have any interest in the profits or losses of any other Party in connection with its acquisition or deposition of any common shares of the Company; provided, that this sentence shall not abrogate or limit any dividend, distribution or other payment (including payment due to Executive) in respect of his shares.

10.	Equitable Remedies. Each Party acknowledges that (i) the other Party would be irreparably injured by a breach of this Agreement, and (ii) monetary remedies may be inadequate to protect a Party against any actual or threatened breach or continuation of any breach of this Agreement. Without prejudice to any other rights and remedies otherwise available to a Party under this Agreement, (iii) each Party shall be entitled to equitable relief by way of injunction or specific performance to prevent breach or threatened breaches of any of the provisions of this Agreement, without proof of actual damages; (iv) the breaching Party shall not plead in defense thereto that there would be an adequate remedy at law; and (v) the breaching party agrees to waive any applicable right or requirement that a bond or other security be posted by the non-breaching Party. Such remedies shall not be the exclusive remedies for any breach of this Agreement but shall be in addition to all other remedies available at law or in equity.

11.	Notices. All notices, consents, requests, instructions, approvals or other communications provided for in this Agreement shall be in writing and shall be deemed validly given or made when delivered in person, by electronic mail or by overnight courier; provided that if delivered after normal business hours on business day of the recipient, it shall be deemed to be received at the commencement of business on the next business day of the recipient. Notice shall be delivered as follows:

If to Company:

Zomedica Pharmaceuticals Corp.

100 Phoenix Drive, Suite 190

Ann Arbor, Michigan 48108

Attention: Chief Financial Officer

Email: srampertab@zomedica.com

If to Executive:

Gerald L. Solensky Jr.

4764 Old Orchard Trail

Ann Arbor, Michigan 48234

Email: Jerry.Solensky@yahoo.com

12.	Definitions and Interpretation. For purposes of this Agreement:

(i)	“Affiliate” means, with respect to a person, any other person which directly or indirectly through one or more persons, Controls (as hereinafter defined), or is Controlled by, or is under common Control with, such specified person.

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(ii)	“beneficially own” or “beneficial ownership” with respect to any securities shall mean having “beneficial ownership” of such securities as determined pursuant to Rule 13d-3 under the United States Securities and Exchange Act, 1934 (the “Exchange Act”).

(iii)	“Business Day” means a day other than a Saturday, Sunday or statutory holiday in the Cities of Detroit, Michigan and Calgary, Alberta.

(iv)	“Controls” (and related terms such as “Controlled by” or “under common Control with”), as used with respect to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, by agreement or otherwise.

In this Agreement, (i) headings are for convenience of reference and shall not affect the interpretation of this Agreement; and (ii) a reference to the singular includes the plural and vice versa, and a reference to gender includes all genders.

13.	Miscellaneous. This Agreement (i) shall be governed by and construed in accordance with the laws of the State of Michigan, and the Parties irrevocably attorn to the jurisdiction of courts of competent jurisdiction in the State of Michigan, (ii) may not be assigned, amended, waived or modified except by a writing signed by each Party (or, with respect to a waiver, the Party against whom such waiver is asserted), (iii) may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument, (iv) together with the Separation Agreement and the Consulting Agreement (as defined in the Separation Agreement) represents the entire agreement between the Parties with respect to the subject matter of this Agreement, (v) is not intended to be enforceable by any person who is not a Party to this Agreement, (vi) shall be binding upon the Parties and their respective heirs, administrators, successors and permitted assigns; and (vii) shall be deemed the work product of both Parties, and may not be construed against any Party by reason of its drafting or preparation. This Agreement, and any rights and obligations hereunder, may not be assigned by a Party without the prior written consent of the other Party, which may be withheld for any reason. From time to time, at the reasonable request of any Party and without further consideration, each Party shall execute and deliver such additional documents as may be necessary or appropriate to consummate and make effective, in the most expeditious manner, the transactions contemplated by this Agreement; provided, that this sentence shall not require any Party to incur any material liability or obligation without such Party’s express prior written consent. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect, to the extent not invalid or unenforceable.

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The Parties have caused this Agreement to be executed as of the day and year first above written.

Zomedica Pharmaceuticals Corp.

By:	/s/Shameze Rampertab
Name:	Shameze Rampertab
Title:	Chief Financial Officer

/s/Gerald L. Solensky, Jr.
Gerald L. Solensky Jr.

[SIGNATURE PAGE TO COOPERATION AGREEMENT]

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Schedule 1

Party	Beneficially Owned Securities
Gerald Solensky, Jr.	40,250,936[1]

(1)  Includes options to purchase 1,705,265 common shares.

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